EXHIBIT 99.1

AT EPIX

Peyton Marshall, Chief Financial Officer

Angela Elrod, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

July 8, 2004

EPIX Initiates MS-325 Clinical Trial in High Resolution Vascular MRA

- Study to Explore the Potential of MR Vessel Wall Imaging-

Cambridge, MA, July 8, 2004- EPIX Medical, Inc. (NASDAQ:  EPIX) today announced the initiation of its post-NDA clinical program with the first injection in a multi-center trial of MS-325 for high resolution vessel imaging.  MS-325 is a novel Magnetic Resonance Imaging (MRI) blood pool contrast agent designed specifically for vascular imaging.  The goal of the study is to optimize high resolution imaging with MS-325 as the first step in the characterization of vascular wall structures and vulnerable plaque.  A New Drug Application (NDA) for MS-325 use in MR vascular imaging was accepted for filing by the Food and Drug Administration (FDA) in February 2004. A separate filing was accepted by the European Agency for the Evaluation of Medicinal Products (EMEA) in June 2004.  The product, co-developed by EPIX and Schering AG, Germany (FSE: SCH, NYSE: SHR), could aid in the early diagnosis of vascular complications and disease.

“MS-325 is an exciting and viable alternative to a diagnostic X-ray angiogram based on the ease of use, consistency of results, minimal invasiveness, and reduced costs.  We believe MS-325 will ultimately represent a significant clinical advance in managing patients with vascular disease,” said Michael D. Webb, President and CEO of EPIX.  “In addition, MS-325 may offer an imaging capability above and beyond what was demonstrated in our successful Phase III clinical trials.  MS-325’s extended imaging window may enable the imaging of multiple vessel beds with a single injection, as well as allow detailed visualization of developing atherosclerotic disease, such as arterial wall abnormalities and plaque morphology.”

About EPIX

EPIX, based in Cambridge, MA, is a leading developer of innovative pharmaceuticals, specializing in targeted MRI contrast agents for the diagnosis and clinical management of disease. The Company believes that MS-325, its lead product under development, has the potential to be an alternative to invasive X-ray angiography for diagnostic vascular imaging.  On the strength of four successful MS-325 Phase III clinical trials, the Company submitted a New Drug Application (NDA) to the FDA in December 2003 which was accepted for filing in February 2004.  Schering AG, the market leader in MRI contrast agents, is the worldwide sales and marketing partner for MS-325.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.